Exhibit 99.1
Press Release

Contact Information:

TeamStaff, Inc. 300 Atrium Drive Somerset, NJ 08873 (732) 748-1700 T. Kent Smith, President & CEO	CCG Investor Relations 19900 MacArthur Blvd. #110 Irvine, CA 92612 (949) 851-1109 Christi Mottola Managing Partner cmottola@aol.com

TeamStaff Announces Strategic Alliance
With Top-Ten Travel Nurse Placement Firm

•    Relationship with PPR Travel Provides TeamStaff Rx
With Opportunity to Fill Specialized Positions Nationwide

Somerset, NJ – May 14, 2004- TeamStaff, Inc. (NASDAQ: TSTF), one of the nation's leading providers of healthcare staffing and specialty payroll services, today announced that its medical staffing division, TeamStaff Rx, has entered into a strategic alliance with Jacksonville, Florida-based Professional Placement Resources d/b/a PPR Travel for placement of registered nurse and allied healthcare professionals nationwide. Under the terms of the parties' relationship, TeamStaff Rx will use its substantial database of healthcare professionals to fill positions referred by PPR.

TeamStaff's President and CEO, T. Kent Smith, stated, "This strategic alliance marks an additional milestone towards executing on our stated strategies for growth. Through this alliance, TeamStaff Rx will be able to increase its healthcare staffing placements, which will result in increased revenues without significantly increasing marketing costs associated with generating new business."

Mr. Smith continued, "We are pleased that our first such alliance is with PPR, one of the top ten travel nurse staffing firms in the nation with a management team that has earned it the #116 spot on Inc. Magazine's list of the fastest growing privately held companies. We have already begun work on filling placements nationwide as a result of this arrangement. As our relationship with PPR grows, we expect to be able to utilize PPR's services to help us satisfy our clients' requirements for temporary travel nurses throughout the country."

PPR's CEO, Dwight Cooper, stated, "In an effort to become more consultative with our clients and less transactional it is important that we align ourselves with quality, complementary business partners. We believe that TeamsStaff's strengths complement ours and will result in better all around solutions for our clients."

Mr. Smith commented further, "The medical staffing industry has been undergoing and will continue to undergo a trend towards consolidation to meet its customers' needs. Our clients increasingly are demanding a 'one-stop shop for their healthcare staffing needs. TeamStaff Rx is fortunate enough to be one of the top three providers of travel allied healthcare professionals in the country, with a special emphasis on medical imaging. Nevertheless, we recognize that we cannot be the sole source for all potential clients or for all healthcare modalities. As a result, we are analyzing potential alliances with other organizations, particularly per diem allied, per diem nursing and travel nursing firms. Through such strategic alliances, we can quickly and efficiently satisfy our clients' needs for healthcare professionals that may be outside of our core staffing modalities. Additionally, when one of our alliance partners is faced with one of its clients' requests that it either cannot fill or that is outside the scope of its core competency, TeamStaff Rx will have the opportunity to source the healthcare professional. In either case, the customer's need for a sole-source provider has been met and TeamStaff Rx has been an integral part of satisfying that need. Therefore, strategic alliances will be a key part of our growth strategy. We expect to be able to announce similar strategic relationships in the months ahead."

Mr. Smith concluded, "Our affiliate relationships work hand-in-glove with our new Vendor Integration Program. VIP provides clients with on-line tools to manage their temporary healthcare staffing requirements and expenses. Through a few clicks of a mouse, our subscribing clients will be able to place an order through TeamStaff Rx for temporary personnel representing any number of healthcare modalities. TeamStaff Rx will ensure that the right individual is provided for the assignment, either directly or through one of its affiliates. Even though the client has access to potentially multiple high-quality vendors, through VIP, the client does not face the increased costs and administrative burdens that come with managing these multiple relationships. This is a trend that we saw emerge first in the traditional temporary staffing industry. While the approach has evolved more slowly in the healthcare staffing arena, we believe vendor management programs will eventually become the rule, not the exception, especially in larger hospitals and treatment centers."

About TeamStaff, Inc.

Headquartered in Somerset, New Jersey, TeamStaff serves clients and their employees throughout the United States as a full-service provider of payroll and medical staffing solutions.

TeamStaff Rx provides medical allied health professionals and nurses to doctors' offices and medical facilities throughout the United States on a temporary or permanent basis and offers programs and services designed to assist medical facilities in managing their temporary staffing costs. DSi Payroll Services, TeamStaff's payroll processing division, provides customized payroll management and tax filing services to select industries, such as construction and general contracting.

For more information, visit the TeamStaff web site at www.teamstaff.com.

About PPR

Headquartered in Jacksonville Beach Florida, PPR provides intermediate and long term staffing solutions to healthcare professionals and client hospitals in the areas of nursing and allied health.

Business lines include traditional 13-week travel nursing and the recruitment and placement of foreign trained nurses in client hospitals in the United States.

For more information, visit the PPR website at www.pprhealthcare.com.

This press release contains "forward-looking statements" as defined by the Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors, including but not limited to: (i) regulatory and tax developments; (ii) changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure; (iv) ability to effectively implement its business strategies and operating efficiency initiatives, including, but not limited to, its business strategy for TeamStaff Rx; (v) the effectiveness of sales and marketing efforts, including TeamStaff's marketing arrangements with other companies; (vi) changes in the competitive environment in the temporary staffing and payroll processing industry; (vii) the favorable or unfavorable development of workers' compensation claims covered under TeamStaff's workers' compensation programs; and (viii) other one-time events and other important factors disclosed previously and from time to time in TeamStaff's filings with the U.S. Securities and Exchange Commission. These factors are described in further detail in TeamStaff's filings with the U.S. Securities and Exchange Commission.